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                                                                    Exhibit 10.9



                        INCENTIVE COMPENSATION AGREEMENT
                        --------------------------------


        THIS AGREEMENT is made as of the 25th day of August, 1995 by and between PROPERTY CAPITAL TRUST, a Massachusetts business trust ("PCT"), and ROBERT M. MELZER ("Melzer").

                             W I T N E S S E T H :
                             - - - - - - - - - -

        Melzer is the President, Chief Executive Officer and Chief Financial Officer of PCT, and is also a Trustee of PCT.

        On May 24, 1995 the Trustees of PCT, subject to obtaining the requisite approval of PCT's shareholders at the next annual meeting of PCT, adopted a new business plan pursuant to which PCT will dispose of all of its investments over a reasonable period of time, estimated to be between three and five years.

        The independent Trustees of PCT believe that it is essential to the success of the new business plan that Melzer remain with PCT in his present positions and oversee the implementation of such plan. Such Trustees recognize, however, that as the new business plan is implemented, PCT will decrease in size and ultimately terminate and go out of business.

        In the circumstances, the independent Trustees believe it in the best interests of PCT to provide Melzer with incentive compensation which will both motivate him to
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remain with PCT throughout the implementation of the new business plan and reward him based on the amount he is able to realize for PCT and its shareholders upon the disposition of PCT's investments.

        The parties hereto desire to set forth in this Agreement the terms and conditions of the incentive compensation which Melzer will be entitled to receive, as recommended by the Compensation Committee to, and approved on August 25, 1995 by, the independent Trustees.

        NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

        1. COMPENSATION. Melzer shall receive incentive compensation equal to the amount he would realize if he had purchased on May 24, 1995 250,000 shares of PCT's common stock (the "Phantom Shares") at $6.75 per share, the market price of a share of PCT's common stock on May 24, 1995, with the proceeds of a loan made to him by PCT bearing interest at the rate of 10% per annum, compounding monthly (the "Phantom Loan"). For purposes of calculating amounts due to Melzer under this Agreement, each dividend and other distribution paid on each share of common stock of PCT subsequent to May 24, 1995 shall also be deemed simultaneously to have been paid on each of the Phantom Shares. If Melzer is an employee of PCT on the date on which PCT's common stock trades or is otherwise valued on an ex-dividend basis with respect to any publicly-announced dividend or other distribution to be paid on such stock, and
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if prior to the payment date for such dividend or other distribution Melzer's employment with PCT is terminated, then except in any of the circumstances specified in clauses (i) and (ii) of paragraph B below such dividend or other distribution shall be deemed to be paid on the Phantom Shares and shall be applied or paid as provided in paragraph A below. If PCT hereafter institutes a stock repurchase program, amounts paid by PCT to repurchase its own shares
shall not be deemed to be distributions paid on such shares.    Such incentive
compensation shall be calculated and paid as follows:

                A. An amount equal to all dividends and other distributions which are deemed to have been paid on the Phantom Shares shall be deemed to be applied first to pay accrued interest on, and then to repay the unpaid principal balance of, the Phantom Loan until such loan has been paid in full. Thereafter, PCT shall pay to Melzer in cash an amount equal to all dividends and other distributions deemed paid on the Phantom Shares. Each such payment shall be made by PCT to Melzer at the time the dividend or other distribution is paid to PCT shareholders.

                B. Upon the termination of Melzer's employment with PCT, whether such termination results from Melzer's discharge by or his election to leave PCT, Melzer's death or disability or a termination by reason of the termination of PCT, PCT shall pay to Melzer, within 15 days after such termination (or, if later, when the market value
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of the Phantom Shares is determined as hereinafter provided), an amount in cash equal to the excess of the market value of the Phantom Shares over the amount, if any, then due on account of accrued and unpaid interest on, and principal of, the Phantom Loan. Notwithstanding the foregoing: (i) if Melzer voluntarily terminates his employment with PCT at any time on or before August 31, 1996, he shall not be entitled to receive any incentive compensation pursuant to this Agreement unless such termination was either for Good Reason or occurs within six months following a Change of Control; and (ii) if Melzer voluntarily terminates his employment with PCT under circumstances which would require him to give PCT at least six months prior notice of such termination pursuant to paragraph 3 of the Termination Agreement mentioned below and Melzer fails to give such notice to PCT, or if PCT terminates Melzer's employment for Cause, Melzer shall not be entitled to receive any incentive compensation payment pursuant to this paragraph B or any further payments of incentive compensation pursuant to paragraph A above. As used in this paragraph B, the terms "Good Reason," "Change of Control" and "Cause" shall have the meanings ascribed to those terms in the Termination Agreement dated as of October 19, 1992 between PCT and Melzer, as amended. The "market value" of the Phantom Shares shall be the average of the daily market price of a share of PCT's common stock for each of the ten consecutive trading days immediately preceding
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the date of termination of Melzer's employment, multiplied by 250,000;
provided, however, that if after the commencement of such ten-day period PCT's common stock trades or is otherwise valued on an ex-dividend basis with respect to any publicly-announced dividend or other distribution to be paid on said stock, in lieu of the ten-day period specified above there shall be utilized the ten-day period which commences on the first day on which PCT's common stock so trades or is otherwise valued on an ex-dividend basis. If PCT's common stock is traded on a securities exchange or the Nasdaq-National Market, the market price for each such trading day shall be the closing price on such day or, if no sales take place on such day, the average of the closing bid and asked prices on such day. If PCT's common stock is not traded on a securities exchange or the Nasdaq-National Market, the market price for each such trading day shall be determined by agreement of PCT and Melzer or, in the absence of such agreement within 15 days after the date of such termination, by a reputable investment banker selected by PCT.

                C. If prior to the termination of Melzer's employment with PCT, PCT merges or consolidates into or with another entity and PCT is not the survivor, the surviving entity shall pay to Melzer, within 30 days after the effective date of such merger or consolidation, an amount in cash equal to the excess of (i) the value placed on a share of PCT's common stock in connection with such merger or
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consolidation multiplied by 250,000 over (ii) the amount, if any, then due on account of accrued and unpaid interest on, and principal of, the Phantom Loan. If in connection with any such merger or consolidation the consideration received by PCT's shareholders is not cash but securities of another entity, then: (a) if the merger or consolidation agreement fixes the dollar value of such securities to be received by PCT's shareholders, such dollar value, on a per PCT share basis, shall be utilized in calculating the amount to be paid to Melzer pursuant to this paragraph C; or (b) if the merger or consolidation agreement fixes the number, but not the dollar value, of such securities to be received by PCT's shareholders, then the market value of such securities on the effective date of such merger or consolidation, on a per PCT share basis, shall
be utilized in calculating the amount   to be paid to Melzer pursuant to this
paragraph C, such market value to be determined in the same manner as the market value of PCT's shares is to be determined pursuant to paragraph B above.

                D. To the extent that incentive compensation payable to Melzer pursuant to this Agreement (including incentive compensation deferred from a prior taxable year) in any taxable year of PCT would exceed, when added to all other remuneration (within the meaning of Section 162(m) of the Internal
Revenue Code of 1986, as amended) received by Melzer from PCT for or in respect of such taxable year, the sum of $1 million and Melzer
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qualifies as a "covered employee" (as defined in such Section 162(m)), any such excess shall be deferred to, and paid in the first quarter of, the next succeeding taxable year of PCT. The provisions of this paragraph D shall cease to apply effective with any taxable year in which PCT's existence is terminated or in which PCT merges or consolidates into or with another entity and is not the surviving entity.

                E. Except as contemplated by paragraphs A, B and C above, Melzer shall not be entitled to receive any payments in respect of the Phantom Shares.

                F. If PCT effects a stock split, combination or reclassification of its common stock, the number of Phantom Shares shall be adjusted accordingly to reflect such stock split, combination or reclassification.

        2. CONDITION. In the event that the requisite approval of shareholders of PCT to amendments to PCT's declaration of trust that are required for the implementation of PCT's new business plan is not obtained at PCT's next annual meeting, currently scheduled for December 1995, or any adjournment thereof, this Agreement shall be and become of no force or effect.

        3.   Miscellaneous
             -------------

                A. This Agreement and the benefits hereunder may not be assigned by Melzer, but shall inure to the benefit of his heirs and legal representatives. This
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Agreement shall be binding upon PCT and its successors and assigns.

                B. In no event shall Melzer be entitled to receive any shares of PCT's common stock pursuant to the terms of this Agreement, and nothing contained herein shall confer on Melzer any rights as a record or beneficial owner of PCT's common stock.

                C. The law of the Commonwealth of Massachusetts shall govern the construction and interpretation of this Agreement.

                D. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                E. PCT may withhold from any amount payable under this Agreement to Melzer any portion thereof which PCT may be obligated by law or regulation to withhold from such amount.

                F. The headings in this Agreement are for convenience only and are not to be utilized in the interpretation or construction of this Agreement.

                G. Any amendments to this Agreement must be in writing and executed by both parties hereto.

                H. Any notices which one party may desire to send to the other hereunder shall be in writing and shall be either personally delivered or sent by reputable
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overnight delivery service to the applicable address set forth below:
        If to PCT:
                One Post Office Square
                Boston, Massachusetts 02109
                Attn:  General Counsel

        If to Melzer:

                61 Monmouth Street
                Brookline, Massachusetts 02146


Notice shall be deemed given upon receipt or upon refusal of the addressee to accept delivery. Notice of change of address by either party may be given as provided herein for other notices.

                I.   The obligations of PCT under or in respect of this

Agreement shall not constitute personal obligations of the Trustees, officers, shareholders or employees of PCT, or any of them, and shall not create or involve any personal liability on the part of them, or any of them, and Melzer and anyone claiming by, through or under Melzer shall look solely to the assets of PCT for satisfaction of any liability of PCT under or with respect to this Agreement and shall not to seek recourse against such Trustees, officers, shareholders or employees, or any of them, or any other personal assets for such satisfaction.
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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             PROPERTY CAPITAL TRUST



                             By: /s/ Walter F. Leinhardt
                                ---------------------------
                                Walter F. Leinhardt, as Trustee
                                and not individually




                                 /s/ Robert M. Melzer
                                 --------------------------
                                       Robert M. Melzer